                              OLD SALEM APARTMENTS
                               2639 BARRACKS ROAD
                            CHARLOTTESVILLE, VIRGINIA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 8, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

[AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

[AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 2, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  OLD SALEM APARTMENTS
     2639 BARRACKS ROAD
     CHARLOTTESVILLE, ALBEMARLE COUNTY, VIRGINIA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 364 units with a total of 375,016 square feet of rentable area. The improvements were built in 1969. The improvements are situated on 18.357 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 94% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 8, 2003 is:

                                                  ($19,500,000)

                                           Respectfully submitted,
                                           AMERICAN APPRAISAL ASSOCIATES, INC.

                                           -s- Frank Fehribach

July 2, 2003                               Frank Fehribach, MAI
#053272                                    Managing Principal, Real Estate Group
                                           Virginia Temporary Certified General
                                           Real Estate Appraiser #4001 007252

Report By:
Brian Johnson, MAI
Virginia Temporary Certification Pending

Assisted By:
Jonathan Hackerman

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ....................................................      4
Introduction .........................................................     10
Area Analysis ........................................................     12
Market Analysis ......................................................     15
Site Analysis ........................................................     16
Improvement Analysis .................................................     16
Highest and Best Use .................................................     17

                                    VALUATION

Valuation Procedure ..................................................     18
Sales Comparison Approach ............................................     20
Income Capitalization Approach .......................................     26
Reconciliation and Conclusion ........................................     38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                 EXECUTIVE SUMMARY  PAGE 4
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                              Old Salem Apartments
LOCATION:                                   2639 Barracks Road
                                            Charlottesville, Virginia

INTENDED USE OF ASSIGNMENT:                 Court Settlement
PURPOSE OF APPRAISAL:                       "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                         Fee simple estate

DATE OF VALUE:                              May 8, 2003
DATE OF REPORT:                             July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

   Size:                              18.357 acres, or 799,631 square feet
   Assessor Parcel No.:               60A-9-22; 60A-9-03
   Floodplain:                        Community Panel No. 510006-0210 B (December 16,
                                      1980)
                                      Flood Zone C, an area outside the
                                      floodplain.
   Zoning:                            R-15 (Residential)

BUILDING:

   No. of Units:                      364 Units Total
   NRA:                               375,016 Square Feet
   Average Unit Size:                 1,030 Square Feet
   Apartment Density:                 19.8 units per acre
   Year Built:                        1969

UNIT MIX AND MARKET RENT:

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                         GROSS RENTAL INCOME PROJECTION

                                Market Rent
                   Square    -----------------     Monthly      Annual
   Unit Type        Feet     Per Unit  Per SF      Income       Income
========================================================================
1A10                   605     $575    $0.95      $ 11,500    $  138,000
1B10                   786     $630    $0.80      $ 12,600    $  151,200
1C10                   963     $645    $0.67      $  5,160    $   61,920
2A10                   836     $640    $0.77      $ 32,000    $  384,000
2A15                 1,064     $650    $0.61      $ 49,400    $  592,800
2B10                   903     $658    $0.73      $  9,870    $  118,440
2B15                 1,117     $675    $0.60      $ 32,400    $  388,800
2C10                 1,002     $720    $0.72      $  5,760    $   69,120
2C15                 1,173     $720    $0.61      $ 42,480    $  509,760
2D10                 1,114     $705    $0.63      $  4,230    $   50,760
3A20                 1,291     $730    $0.57      $ 17,520    $  210,240
3A25                 1,324     $855    $0.65      $ 20,520    $  246,240
EA10                   500     $505    $1.01      $  3,030    $   36,360
                                        Total     $246,470    $2,957,640

OCCUPANCY:                                     94%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 25 Years
REMAINING ECONOMIC LIFE:                       20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                           [PICTURE]

EXTERIOR - APARTMENT BUILDING                         EXTERIOR - BUSINESS OFFICE

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                                    AREA MAP

                                      [MAP]

                                NEIGHBORHOOD MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

HIGHEST AND BEST USE:
 As Vacant:                                 Hold for future multi-family development
 As Improved:                               Continuation as its current use

METHOD OF VALUATION:                        In this instance, the Sales Comparison and Income
                                            Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                           Amount                $/Unit
                                                           ------                ------
DIRECT CAPITALIZATION
Potential Rental Income                                    $2,957,640            $8,125
Effective Gross Income                                     $3,156,465            $8,672
Operating Expenses                                         $1,204,323            $3,309            38.2% of EGI
Net Operating Income:                                      $1,879,342            $5,163

Capitalization Rate                                        9.75%
DIRECT CAPITALIZATION VALUE                                $19,200,000 *         $52,747 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                             10 years
2002 Economic Vacancy                                      5%
Stabilized Vacancy & Collection Loss:                      7%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               10.25%
Discount Rate                                              12.50%
Selling Costs                                              2.00%
Growth Rates:
   Income                                                  3.00%
   Expenses:                                               3.00%
DISCOUNTED CASH FLOW VALUE                                 $19,700,000 *         $54,121 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $19,500,000           $53,571 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)                      $31,071 to $50,000
   Range of Sales $/Unit (Adjusted)                        $41,014 to $56,650
VALUE INDICATION - PRICE PER UNIT                          $18,200,000 *         $50,000 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales                      5.27 to 6.38
   Selected EGIM for Subject                               6.00
   Subject's Projected EGI                                 $3,156,465
EGIM ANALYSIS CONCLUSION                                   $18,900,000 *         $51,923 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $19,600,000 *         $53,846 / UNIT

RECONCILED SALES COMPARISON VALUE                          $19,000,000           $52,198 / UNIT

----------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 9
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                          $ 18,200,000
   NOI Per Unit                                            $ 19,600,000
   EGIM Multiplier                                         $ 18,900,000
INDICATED VALUE BY SALES COMPARISON                        $ 19,000,000      $52,198 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                           $ 19,200,000
   Discounted Cash Flow Method:                            $ 19,700,000
INDICATED VALUE BY THE INCOME APPROACH                     $ 19,500,000      $ 53,571 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                       $ 19,500,000      $ 53,571 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2639 Barracks Road, Charlottesville, Albemarle County, Virginia. Charlottesville identifies it as 60A-9-22; 60A-9-03.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Jonathan Hackerman on May 8, 2003. Brian Johnson, MAI and Frank Fehribach have not made a personal inspection of the subject property. Jonathan Hackerman assisted Brian Johnson, MAI in the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Brian Johnson, MAI, and Jonathan Hackerman have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 8, 2003. The date of the report is July 2, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 11
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

MARKETING PERIOD:                  6 to 12 months
EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Shelter Properties C/O Aimco. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Charlottesville, Virginia. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Route 29
West  - Mechums River
South - Route 250

North - South Fork/Mechums River

MAJOR EMPLOYERS

Major employers in the subject's area include American Safety Razor, City of Carlottsville, Crutchfield, GE-FANUC, Klockner-Pentaplast, Marta Jefferson Hospital, Michie Company, Piedmont Virginia Community College and the University of Virginia. The University of Virginia employs approximately 20% of the labor market.. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 13
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                        AREA
                                   ---------------------------------------------
CATEGORY                           1-Mi. RADIUS     3-Mi. RADIUS    5-Mi. RADIUS        MSA
=============================================================================================
POPULATION TRENDS
Current Population                        6,574           52,573          82,146      164,622
5-Year Population                         6,597           54,972          86,053      177,836
% Change CY-5Y                              0.3%             4.6%            4.8%         8.0%
Annual Change CY-5Y                         0.1%             0.9%            1.0%         1.6%

HOUSEHOLDS

Current Households                        3,442           20,676          32,969       64,025
5-Year Projected Households               3,553           21,484          34,791       70,048
% Change CY - 5Y                            3.2%             3.9%            5.5%         9.4%
Annual Change CY-5Y                         0.6%             0.8%            1.1%         1.9%

INCOME TRENDS
Median Household Income                 $39,125          $33,473         $36,059     $ 43,068
Per Capita Income                       $33,305          $21,278         $22,712     $ 23,870
Average Household Income                $63,477          $54,081         $56,580     $ 61,375

Source: Demographics Now
The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                          AREA
                                       --------------------------------------------
CATEGORY                               1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS        MSA
=================================================================================================
HOUSING TRENDS
% of Households Renting                       68.02%          59.65%          51.36%        34.89%
5-Year Projected % Renting                    67.94%          59.75%          51.26%        33.89%

% of Households Owning                        27.68%          35.51%          44.17%        59.99%
5-Year Projected % Owning                     27.88%          35.55%          44.46%        61.29%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 14
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Apartment complex
South - Apartment complex
East  - Single Family Dwelling
West  - Vacant land

CONCLUSIONS

The subject is well located within the city of Charlottesville. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 15
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                                 MARKET ANALYSIS

The subject property is located in the city of Charlottesville in Albemarle County. The overall pace of development in the subject's market is more or less increasing. There is limited new construction underway in the City of Charlottesville. In conversations with local professionals, it was reported that the Charlottesville area is about to be saturated with new construction. It was also reported that in the previous 10 years there was no new construction, thus the 'boom' is coming and many think that supply will be significantly higher than demand, at least in the few years after the new construction. According to the Charlottesville city planning department, at least several hundred new market units are expected to either come on line or be under development within the next three to five years.

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. The area is dependent upon the University of Virginia and should continue to exhibit high occupancy rates. Although, as stated above, there is going to be an influx of units, which could very well have a negative impact on the occupancy rates.

Market rents in the subject's market have been following a stable trend. The vacancy rates were not available for this market from a third party source. The information gathered was from local appraisers and other real estate professionals.

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.          Property Name           Units   Ocpy.    Year Built        Proximity to subject
====================================================================================================
  R-1      Hessian Hills                184     90%        1966        1/2 mile east of the subject
  R-2      Westgate Apartments          284     92%        1974        1.5-miles east of the subject
  R-3      Trophy Chase Apartments      425     93%        1969        2 miles east of subject
  R-4      Squire Hill                  284     96%        1980        Within 6-miles of the subject
Subject    Old Salem Apartments         364     94%        1969

The vacancy rates were not available for this market. The information gathered was from local appraisers and other real estate professionals.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 16
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                           18.357 acres, or 799,631 square feet
  Shape                               Irregular
  Topography                          Steep slope
  Utilities                           All necessary utilities are available to the site.
  Soil Conditions                     Stable
  Easements Affecting Site            None other than typical utility easements
  Overall Site Appeal                 Average
  Flood Zone:
   Community Panel                    510006-0210 B, dated December 16, 1980
   Flood Zone                         Zone C
  Zoning                              R-15, the subject improvements represent a legal
                                      conforming use of the site.

REAL ESTATE TAXES

                              ASSESSED VALUE - 2003
                         -----------------------------------      TAX RATE /    PROPERTY
   PARCEL NUMBER         LAND        BUILDING          TOTAL      MILL RATE      TAXES
========================================================================================
60A-9-22; 60A-9-03    $2,912,000    $12,882,900     $15,794,900    0.00760      $120,042

IMPROVEMENT ANALYSIS
  Year Built                                        1969
  Number of Units                                   364
  Net Rentable Area                                 375,016 Square Feet
  Construction:
     Foundation                                     Reinforced concrete slab
     Frame                                          Heavy or light wood
     Exterior Walls                                 Brick or masonry
     Roof                                           Composition shingle over a wood truss structure
  Project Amenities                                 Amenities at the subject include a swimming pool, sand
                                                    volleyball, tennis court, gym room, laundry room, business office, and parking area.
  Unit Amenities                                    Individual unit amenities include a balcony, cable TV
                                                    connection, and washer dryer connection. Appliances
                                                    available in each unit include a refrigerator, stove,
                                                    dishwasher, water heater, garbage disposal, washer/dryer,

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 17
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                                    and oven.

Unit Mix:

                                    Unit Area
 Unit Type    Number of Units       (Sq. Ft.)
=============================================
1A10                 20                 605
1B10                 20                 786
1C10                  8                 963
2A10                 50                 836
2A15                 76               1,064
2B10                 15                 903
2B15                 48               1,117
2C10                  8               1,002
2C15                 59               1,173
2D10                  6               1,114
3A20                 24               1,291
3A25                 24               1,324
EA10                  6                 500

Overall Condition                         Average
Effective Age                             25 years
Economic Life                             45 years
Remaining Economic Life                   20 years
Deferred Maintenance                      None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1969 and consist of a 364-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 19
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 20
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

SUMMARY OF COMPARABLE SALES -IMPROVED

          DESCRIPTION                  SUBJECT                 COMPARABLE                    COMPARABLE
                                                                 I - 1                          I - 2
==============================================================================================================
  Property Name                   Old Salem           Summit @ Roanoke                 Cinnamon Ridge
                                    Apartments                                           Apartments
LOCATION:
  Address                         2639 Barracks       4500 Franklin Way                5143 Overland Drive
                                    Road

  City, State                     Charlottesville,    Roanoke, VA                      Roanoke, VA
                                    Virginia
  County                          Albemarle           Roanoke                          Roanoke
PHYSICAL
  CHARATERISTICS:
  Net Rentable Area               375,016             215,188                          118,318
    (SF)
  Year Built                      1969                1988                             1976
  Number of Units                 364                 250                              140
  Unit Mix:                          Type    Total             Type           Total       Type          Total
                                  1A10          20    1Br/1Ba                    92    1Br/1Ba              20
                                  1B10          20    2Br/1Ba                     8    2Br/1Ba              63
                                  1C10           8    2Br/2Ba                   126    3Br/1.5Ba             7
                                  2A10          50    3Br/2Ba                    24    2Br/1.5Ba            39
                                  2A15          76                                     Efficiency           11
                                  2B10          15
                                  2B15          48
                                  2C10           8
                                  2C15          59
                                  2D10           6
                                  3A20          24
                                  3A25          24
                                  EA10           6

  Average Unit Size               1,030               861                              845
    (SF)
  Land Area (Acre)                18.3570             32.2300                          10.3290
  Density (Units/Acre)            19.8                7.8                              13.6
  Parking Ratio                   1.37                N/A                              1.66
  (Spaces/Unit)
  Parking Type (Gr.,              Open                Open                             Open
  Cov., etc.)
CONDITION:                        Good                Good                             Good
APPEAL:                           Average             Average                          Average
AMENITIES:
  Pool/Spa                        Yes/No              Yes/No                           Yes/No
  Gym Room                        Yes                 Yes                              No
  Laundry Room                    Yes                 No                               No
  Secured Parking                 No                  No                               No
  Sport Courts                    No                  Yes                              Yes
  Washer/Dryer                    Yes                 Yes                              Yes
     Connection

OCCUPANCY:                        94%                 93%                              99%
TRANSACTION DATA:
  Sale Date                                           October, 2002                    July, 2000
  Sale Price ($)                                      $12,500,000                      $4,350,000
  Grantor                                             Gray Property 1101, LLC          Charan Industries
  Grantee                                             Colonial Court Apartments        Cinnamon Ridge Apts.
  Sale Documentation                                  N/A                              Book 1665 Page 1147
  Verification                                        Area Appraiser                   Grantor
  Telephone Number
ESTIMATED PRO-FORMA:                                     Total $     $/Unit   $/SF      Total $  $/Unit  $/SF
  Potential Gross Income                              $2,184,672     $8,739  $10.15    N/A
  Vacancy/Credit Loss                                 $  174,774     $  699  $ 0.81    N/A
  Effective Gross Income                              $2,009,898     $8,040  $ 9.34    $795,827  $5,684  $6.73
  Operating Expenses                                  $  800,000     $3,200  $ 3.72    $428,664  $3,062  $3.62
  Net Operating Income                                $1,209,898     $4,840  $ 5.62    $367,163  $2,623  $3.10
NOTES:

  PRICE PER UNIT                                                 $50,000                        $31,071
  PRICE PER SQUARE FOOT                                          $ 58.09                        $ 36.77
  EXPENSE RATIO                                                     39.8%                          53.9%
  EGIM                                                              6.22                           5.47
  OVERALL CAP RATE                                                  9.68%                          8.44%
  Cap Rate based on Pro Forma
     or Actual Income?                                           ACTUAL                         PRO FORMA

          DESCRIPTION                  COMPARABLE                   COMPARABLE
                                         I - 3                        I - 4
=======================================================================================
  Property Name                   Craig Manor Apartments     Buck Run Apartments

LOCATION:
  Address                         128 Rutledge Drive         4689 Buck Run Square
  City, State                     Salem, VA                  Roanoke, VA
  County                          Roanoke                    Roanoke
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          95,090                     90,816
  Year Built                      1973                       1990
  Number of Units                 108                        96
  Unit Mix:                           Type        Total          Type           Total
                                  1Br/1Ba             12     1Br/1Ba                13
                                  2Br/1Ba             50     2Br/1Ba                35
                                  2Br/2Ba             10     2Br/2Ba                36
                                  3Bd/2Ba             36     3Bd/1.75Ba             12

  Average Unit Size (SF)          880                        946
  Land Area (Acre)                5.5330                     6.2400
  Density (Units/Acre)            19.5                       15.4
  Parking Ratio (Spaces/Unit)     N/A                        N/A
  Parking Type (Gr.,              Open                       Open
   Cov., etc.)
CONDITION:                        Average                    Good
APPEAL:                           Average                    Average
AMENITIES:
  Pool/Spa                        Yes/No                     Yes/No
  Gym Room                        No                         No
  Laundry Room                    Yes                        No
  Secured Parking                 No                         No
  Sport Courts                    No                         No
  Washer/Dryer Connection         Yes                        Yes

OCCUPANCY:                        90%                        94%
TRANSACTION DATA:
  Sale Date                       November, 2000             March, 2002
  Sale Price ($)                  $3,450,000                 $4,300,000
  Grantor                         United Dominion Realty     Timberline Condominium
                                    Trust                    Assoc.
  Grantee                         Craig Manor Assoc.,        Sherwood Properties of VA
                                    LLC
  Sale Documentation              Book 338 Page 337          N/A
  Verification                    Area Appraiser             Representative of Buyer
  Telephone Number
ESTIMATED PRO-FORMA:               Total $  $/Unit $/SF        Total $  $/Unit   $/SF
  Potential Gross  Income         N/A                        $734,000  $7,646    $8.08
  Vacancy/Credit Loss             N/A                        $ 60,000  $  625    $0.66
  Effective Gross Income          $655,000  $6,065 $6.89     $674,000  $7,021    $7.42
  Operating Expenses              $340,000  $3,148 $3.58     $300,000  $3,125    $3.30
  Net Operating Income            $315,000  $2,917 $3.31     $374,000  $3,896    $4.12
NOTES:

  PRICE PER UNIT                         $31,944                      $44,792
  PRICE PER SQUARE FOOT                  $ 36.28                      $ 47.35
  EXPENSE RATIO                             51.9%                        44.5%
  EGIM                                      5.27                         6.38
  OVERALL CAP RATE                          9.13%                        8.70%
  Cap Rate based on Pro Forma
     or Actual Income?                  PRO FORMA                     PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC             SALES COMPARISON APPROACH PAGE 22
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                               IMPROVED SALES MAP
                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $31,071 to $50,000 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $41,014 to $56,650 per unit with a mean or average adjusted price of $48,918 per unit. The median adjusted price is $49,005 per unit. Based on the following analysis, we have concluded to a value of $50,000 per unit, which results in an "as is" value of $18,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

 SALES ADJUSTMENT GRID

     DESCRIPTION               SUBJECT             COMPARABLE            COMPARABLE           COMPARABLE           COMPARABLE
                                                      I - 1                 I - 2                I - 3                I - 4
=================================================================================================================================
 Property Name            Old Salem            Summit @ Roanoke      Cinnamon Ridge       Craig Manor          Buck Run
                            Apartments                                  Apartments           Apartments           Apartments

 Address                  2639 Barracks        4500 Franklin Way     5143 Overland        128 Rutledge         4689 Buck Run
                            Road                                        Drive               Drive                Square

 City                     Charlottesville,     Roanoke, VA           Roanoke, VA          Salem, VA            Roanoke, VA
                            Virginia
 Sale Date                                     October, 2002         July, 2000           November, 2000       March, 2002
 Sale Price ($)                                $12,500,000           $4,350,000           $3,450,000           $4,300,000
 Net Rentable Area (SF)   375,016              215,188               118,318              95,090               90,816
 Number of Units          364                  250                   140                  108                  96
 Price Per Unit                                $50,000               $31,071              $31,944              $44,792
 Year Built               1969                 1988                  1976                 1973                 1990
 Land Area (Acre)         18.3570              32.2300               10.3290              5.5330               6.2400
VALUE ADJUSTMENTS             DESCRIPTION      DESCRIPTION   ADJ.    DESCRIPTION  ADJ.    DESCRIPTION  ADJ.    DESCRIPTION   ADJ.
 Property Rights
   Conveyed               Fee Simple           Fee Simple      0%    Fee Simple     0%    Fee Simple      0%   Fee Simple      0%
                            Estate               Estate                 Estate               Estate              Estate
 Financing                                     Cash To Seller  0%    Cash To Seller 0%    Cash To Seller  0%   Cash To Seller  0%
 Conditions of Sale                            Arm's Length    0%    Arm's Length   0%    Arm's Length    0%   Arm's Length    0%
 Date of Sale (Time)                           October, 2002   3%    July, 2000    10%    November, 2000 10%   March, 2002     5%
VALUE AFTER TRANS.
  ADJUST. ($/UNIT)                                  $51,500                $34,179              $35,139              $47,031
 Location                                      Inferior       15%    Inferior      15%    Inferior       15%   Inferior       15%
 Number of Units          364                  250                   140           -5%    108            -5%   96             -5%
 Quality / Appeal         Good                 Superior       -5%    Inferior       5%    Inferior        5%   Inferior        5%
 Age / Condition          1969                 1988 / Good    -5%    1976 / Good    0%    1973 / Average  0%   1990 / Good    -5%
 Occupancy at Sale        94%                  93%             0%    99%           -5%    90%             5%   94%             0%
 Amenities                Good                 Comparable      0%    Inferior       5%    Comparable      0%   Inferior        5%
 Average Unit Size (SF)   1,030                861             5%    845            5%    880             5%   946             0%
PHYSICAL ADJUSTMENT                                           10%                  20%                   25%                  15%
FINAL ADJUSTED VALUE
  ($/UNIT)                                           $56,650               $41,014             $43,924               $54,086

SUMMARY

VALUE RANGE (PER UNIT)         $41,014       TO      $56,650
MEAN (PER UNIT)                $48,918
MEDIAN (PER UNIT)              $49,005
VALUE CONCLUSION (PER UNIT)    $50,000

VALUE OF IMPROVEMENT & MAIN SITE                        $18,200,000
 PV OF CONCESSIONS                                     -$    26,000
 VALUE INDICATED BY SALES COMPARISON APPROACH           $18,174,000
ROUNDED                                                 $18,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 24
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                             NOI PER UNIT COMPARISON

                           SALE PRICE                NOI/       SUBJECT NOI
COMPARABLE       NO. OF    -----------    OAR    ----------    -------------   ADJUSTMENT   INDICATED
    NO.          UNITS     PRICE/UNIT              NOI/UNIT    SUBJ NOI/UNIT     FACTOR    VALUE/UNIT
=====================================================================================================
    I-1           250      $12,500,000    9.68%   $1,209,898   $   1,879,342     1.067       $53,342
                           $    50,000            $    4,840   $       5,163
    I-2           140      $ 4,350,000    8.44%   $  367,163   $   1,879,342     1.969       $61,169
                           $    31,071            $    2,623   $       5,163
    I-3           108      $ 3,450,000    9.13%   $  315,000   $   1,879,342     1.770       $56,547
                           $    31,944            $    2,917   $       5,163
    I-4            96      $ 4,300,000    8.70%   $  374,000   $   1,879,342     1.325       $59,361
                           $    44,792            $    3,896   $       5,163

                   PRICE/UNIT                         VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
================================================      ==================================================
  Low           High        Average      Median       Estimated Price Per Unit               $    54,000
                                                      Number of Units                                364
$53,342       $ 61,169     $ 57,605      $57,954

                                                      Value                                  $19,656,000
                                                       PV of Concessions                    -$    26,000
                                                                                             -----------
                                                      Value Based on NOI Analysis            $19,630,000
                                                                                Rounded      $19,600,000

The adjusted sales indicate a range of value between $53,342 and $61,169 per unit, with an average of $57,605 per unit. Based on the subject's competitive position within the improved sales, a value of $54,000 per unit is estimated. This indicates an "as is" market value of $19,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                         SALE PRICE
COMPARABLE     NO. OF    -----------    EFFECTIVE     OPERATING      OER       SUBJECT      EGIM
   NO.         UNITS     PRICE/UNIT    GROSS INCOME    EXPENSE              PROJECTED OER
================================================================================================
   I-1          250      $12,500,000   $  2,009,898   $ 800,000    39.80%                   6.22
                         $    50,000

   I-2          140      $ 4,350,000   $    795,827   $ 428,664    53.86%                   5.47
                         $    31,071
                                                                             38.15%
   I-3          108      $ 3,450,000   $    655,000   $ 340,000    51.91%                   5.27
                         $    31,944
   I-4           96      $ 4,300,000   $    674,000   $ 300,000    44.51%                   6.38
                         $    44,792

                      EGIM                 VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
================================================================================================
 Low      High    Average    Median    Estimate EGIM                                        6.00
5.27      6.38     5.83      5.84      Subject EGI                                   $ 3,156,465
                                       Value                                         $18,938,791
                                        PV of Concessions                           -$    26,000
                                                                                     -----------
                                       Value Based on EGIM                           $18,912,791
                                       Analysis
                                                                 Rounded             $18,900,000

                                                     Value Per Unit                  $    51,923

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 38.15% before reserves. The comparable sales indicate a range of expense ratios from 39.80% to 53.86%, while their EGIMs range from 5.27 to 6.38. Overall, we conclude to an EGIM of 6.00, which results in an "as is" value estimate in the EGIM Analysis of $18,900,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $19,000,000.

Price Per Unit                                        $18,200,000
NOI Per Unit                                          $19,600,000
EGIM Analysis                                         $18,900,000

Sales Comparison Conclusion                           $19,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
OLD SALEM APARTMENTS, CHARLOTTESVILLE,
VIRGINIA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
OLD SALEM APARTMENTS, CHARLOTTESVILLE,
VIRGINIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                Average
             Unit Area    ------------------
Unit Type    (Sq. Ft.)    Per Unit    Per SF    %Occupied
---------    ---------    --------    ------    ---------
  1A10          605        $  606     $ 1.00      90.0%
  1B10          786        $  656     $ 0.83      95.0%
  1C10          963        $  674     $ 0.70     100.0%
  2A10          836        $  658     $ 0.79      98.0%
  2A15         1064        $  684     $ 0.64      96.1%
  2B10          903        $  673     $ 0.75     100.0%
  2B15         1117        $  693     $ 0.62      89.6%
  2C10         1002        $  747     $ 0.75     100.0%
  2C15         1173        $  740     $ 0.63      89.8%
  2D10         1114        $  739     $ 0.66      66.7%
  3A20         1291        $  747     $ 0.58     100.0%
  3A25         1324        $  870     $ 0.66      95.8%
  EA10          500        $  536     $ 1.07      83.3%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
OLD SALEM APARTMENTS, CHARLOTTESVILLE,
VIRGINIA

                                  RENT ANALYSIS

                                                                       COMPARABLE RENTS
                                                          -----------------------------------------
                                                             R-1        R-2        R-3        R-4
                                                          -----------------------------------------
                                                                                  Trophy
                                                           Hessian   Westgate      Chase    Squire
                                                            Hills   Apartments  Apartments   Hill
                                                          -----------------------------------------
                                                                    COMPARISON TO SUBJECT
                                        SUBJECT  SUBJECT  -----------------------------------------
                          SUBJECT UNIT   ACTUAL  ASKING   Slightly   Slightly
      DESCRIPTION             TYPE        RENT    RENT    Superior   Inferior     Similar   Similar    MIN     MAX   MEDIAN  AVERAGE
------------------------  ------------  -------  -------  --------  ----------  ----------  -------  ------  ------  ------  -------
Monthly Rent                  1A10      $   606  $   793              $  759      $  697             $  697  $  759  $  728  $   728
Unit Area (SF)                              605      605                 603         659                603     659     631      631
Monthly Rent Per Sq. Ft.                $  1.00  $  1.31              $ 1.26      $ 1.06             $ 1.06  $ 1.26  $ 1.16  $  1.16

Monthly Rent                  1B10      $   656  $   798              $  789                $   625  $  625  $  789  $  707  $   707
Unit Area (SF)                              786      786                 790                  1,100     790   1,100     945      945
Monthly Rent Per Sq. Ft.                $  0.83  $  1.01              $ 1.00                $  0.57  $ 0.57  $ 1.00  $ 0.78  $  0.78

Monthly Rent                  1C10      $   674  $   868
Unit Area (SF)                              963      963
Monthly Rent Per Sq. Ft.                $  0.70  $  0.90

Monthly Rent                  2A10      $   658  $   973                          $  739    $   695  $  695  $  739  $  717  $   717
Unit Area (SF)                              836      836                             860        926     860     926     893      893
Monthly Rent Per Sq. Ft.                $  0.79  $  1.16                          $ 0.86    $  0.75  $ 0.75  $ 0.86  $ 0.80  $  0.80

Monthly Rent                  2A15      $   684  $   968
Unit Area (SF)                            1,064    1,064
Monthly Rent Per Sq. Ft.                $  0.64  $  0.91

Monthly Rent                  2B10      $   673  $ 1,055   $  715     $  809      $  771    $   730  $  715  $  809  $  751  $   756
Unit Area (SF)                              903      903      932        865         922        934     865     934     927      913
Monthly Rent Per Sq. Ft.                $  0.75  $  1.17   $ 0.77     $ 0.94      $ 0.84    $  0.78  $ 0.77  $ 0.94  $ 0.81  $  0.83

Monthly Rent                  2B15      $   693                       $  869                         $  869  $  869  $  869  $   869
Unit Area (SF)                            1,117    1,117                 964                            964     964     964      964
Monthly Rent Per Sq. Ft.                $  0.62                       $ 0.90                         $ 0.90  $ 0.90  $ 0.90  $  0.90

Monthly Rent                  2C10      $   747
Unit Area (SF)                            1,002    1,002
Monthly Rent Per Sq. Ft.                $  0.75

Monthly Rent                  2C15      $   740
Unit Area (SF)                            1,173    1,173
Monthly Rent Per Sq. Ft.                $  0.63

Monthly Rent                  2D10      $   739
Unit Area (SF)                            1,114    1,114
Monthly Rent Per Sq. Ft.                $  0.66

Monthly Rent                  3A20      $   747            $  715     $  899      $  846    $   769  $  715  $  899  $  808  $   807
Unit Area (SF)                            1,291    1,291    1,117      1,155       1,197      1,155   1,117   1,197   1,155    1,156
Monthly Rent Per Sq. Ft.                $  0.58            $ 0.64     $ 0.78      $ 0.71    $  0.67  $ 0.64  $ 0.78  $ 0.69  $  0.70

Monthly Rent                  3A25      $   870                                             $   785  $  785  $  785  $  785  $   785
Unit Area (SF)                            1,324    1,324                                      1,155   1,155   1,155   1,155    1,155
Monthly Rent Per Sq. Ft.                $  0.66                                             $  0.68  $ 0.68  $ 0.68  $ 0.68  $  0.68

Monthly Rent                  EA10      $   536

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
OLD SALEM APARTMENTS, CHARLOTTESVILLE,
VIRGINIA

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                              Unit Area   -----------------    Monthly     Annual
Unit Type   Number of Units   (Sq. Ft.)   Per Unit   Per SF    Income      Income
---------   ---------------   ---------   --------   ------   --------   ----------
  1A10            20              605      $  575    $ 0.95   $ 11,500   $  138,000
  1B10            20              786      $  630    $ 0.80   $ 12,600   $  151,200
  1C10             8              963      $  645    $ 0.67   $  5,160   $   61,920
  2A10            50              836      $  640    $ 0.77   $ 32,000   $  384,000
  2A15            76            1,064      $  650    $ 0.61   $ 49,400   $  592,800
  2B10            15              903      $  658    $ 0.73   $  9,870   $  118,440
  2B15            48            1,117      $  675    $ 0.60   $ 32,400   $  388,800
  2C10             8            1,002      $  720    $ 0.72   $  5,760   $   69,120
  2C15            59            1,173      $  720    $ 0.61   $ 42,480   $  509,760
  2D10             6            1,114      $  705    $ 0.63   $  4,230   $   50,760
  3A20            24            1,291      $  730    $ 0.57   $ 17,520   $  210,240
  3A25            24            1,324      $  855    $ 0.65   $ 20,520   $  246,240
  EA10             6              500      $  505    $ 1.01   $  3,030   $   36,360
                                                     ------   --------   ----------
                                                      Total   $246,470   $2,957,640

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
OLD SALEM APARTMENTS, CHARLOTTESVILLE,
VIRGINIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR 2000      FISCAL YEAR 2001      FISCAL YEAR 2002
                          --------------------  --------------------  --------------------
                                 ACTUAL                ACTUAL                ACTUAL
                          --------------------  --------------------  --------------------
      DESCRIPTION            TOTAL    PER UNIT     TOTAL    PER UNIT     TOTAL    PER UNIT
------------------------  ----------  --------  ----------  --------  ----------  --------
Revenues
 Rental Income            $2,842,748  $  7,810  $2,937,575  $  8,070  $3,012,434  $  8,276

 Vacancy                  $   71,586  $    197  $   76,278  $    210  $  114,116  $    314
 Credit Loss/Concessions  $   33,812  $     93  $   31,582  $     87  $   30,008  $     82
                          ----------------------------------------------------------------
  Subtotal                $  105,398  $    290  $  107,860  $    296  $  144,124  $    396

 Laundry Income           $   16,713  $     46  $   14,361  $     39  $   20,446  $     56
 Garage Revenue           $        0  $      0  $        0  $      0  $        0  $      0
 Other Misc. Revenue      $  225,410  $    619  $  324,237  $    891  $  350,066  $    962
                          ----------------------------------------------------------------
  Subtotal Other Income   $  242,123  $    665  $  338,598  $    930  $  370,512  $  1,018
                          ----------------------------------------------------------------
Effective Gross Income    $2,979,473  $  8,185  $3,168,313  $  8,704  $3,238,822  $  8,898

Operating Expenses
 Taxes                    $   96,399  $    265  $  113,203  $    311  $  117,478  $    323
 Insurance                $   37,807  $    104  $   68,245  $    187  $   61,883  $    170
 Utilities                $  284,920  $    783  $  352,557  $    969  $  311,867  $    857
 Repair & Maintenance     $   52,822  $    145  $   33,033  $     91  $   24,418  $     67
 Cleaning                 $   90,531  $    249  $   93,547  $    257  $   86,698  $    238
 Landscaping              $   77,763  $    214  $   74,000  $    203  $   78,574  $    216
 Security                 $        0  $      0  $        0  $      0  $        0  $      0
 Marketing & Leasing      $   19,616  $     54  $    7,071  $     19  $   13,035  $     36
 General Administrative   $   28,562  $     78  $   24,324  $     67  $   34,060  $     94
 Management               $  149,814  $    412  $  159,617  $    439  $  160,574  $    441
 Miscellaneous            $  250,434  $    688  $  321,841  $    884  $  232,153  $    638

                          ----------------------------------------------------------------
Total Operating Expenses  $1,088,668  $  2,991  $1,247,438  $  3,427  $1,120,740  $  3,079

 Reserves                 $        0  $      0  $        0  $      0  $        0  $      0

                          ----------------------------------------------------------------
Net Income                $1,890,805  $  5,195  $1,920,875  $  5,277  $2,118,082  $  5,819

                            FISCAL YEAR 2003      ANNUALIZED 2003
                          --------------------  --------------------
                            MANAGEMENT BUDGET        PROJECTION              AAA PROJECTION
                          --------------------  --------------------  ----------------------------
      DESCRIPTION            TOTAL    PER UNIT     TOTAL    PER UNIT     TOTAL    PER UNIT    %
------------------------  ----------  --------  ----------  --------  ----------  --------  ------
Revenues
 Rental Income            $3,056,103  $  8,396  $3,053,800  $  8,390  $2,957,640  $  8,125  100.0%

 Vacancy                  $  113,042  $    311  $  205,784  $    565  $  162,670  $    447    5.5%
 Credit Loss/Concessions  $   27,948  $     77  $   45,652  $    125  $   44,365  $    122    1.5%
                          -----------------------------------------------------------------------
  Subtotal                $  140,990  $    387  $  251,436  $    691  $  207,035  $    569    7.0%

 Laundry Income           $   28,476  $     78  $   16,744  $     46  $   23,660  $     65    0.8%
 Garage Revenue           $        0  $      0  $        0  $      0  $        0  $      0    0.0%
 Other Misc. Revenue      $  357,157  $    981  $  564,336  $  1,550  $  382,200  $  1,050   12.9%
                          -----------------------------------------------------------------------
  Subtotal Other Income   $  385,633  $  1,059  $  581,080  $  1,596  $  405,860  $  1,115   13.7%
                          -----------------------------------------------------------------------
Effective Gross Income    $3,300,746  $  9,068  $3,383,444  $  9,295  $3,156,465  $ 8,672   100.0%

Operating Expenses
 Taxes                    $  120,099  $    330  $  114,252  $    314  $  125,580  $    345    4.0%
 Insurance                $   65,378  $    180  $   59,952  $    165  $   72,800  $    200    2.3%
 Utilities                $  296,921  $    816  $  616,392  $  1,693  $  327,600  $    900   10.4%
 Repair & Maintenance     $   32,328  $     89  $   47,404  $    130  $   41,860  $    115    1.3%
 Cleaning                 $   90,609  $    249  $   65,444  $    180  $   91,000  $    250    2.9%
 Landscaping              $   77,784  $    214  $   96,448  $    265  $   81,900  $    225    2.6%
 Security                 $        0  $      0  $        0  $      0  $        0  $      0    0.0%
 Marketing & Leasing      $   12,864  $     35  $   10,096  $     28  $   12,740  $     35    0.4%
 General Administrative   $   36,588  $    101  $   40,152  $    110  $   38,220  $    105    1.2%
 Management               $  166,145  $    456  $  163,932  $    450  $  157,823  $    434    5.0%
 Miscellaneous            $  237,064  $    651  $  196,180  $    539  $  254,800  $    700    8.1%

                          -----------------------------------------------------------------------
Total Operating Expenses  $1,135,780  $  3,120  $1,410,252  $  3,874  $1,204,323  $  3,309   38.2%

 Reserves                 $        0  $      0  $        0  $      0  $   72,800  $    200    6.0%

                          -----------------------------------------------------------------------
Net Income                $2,164,966  $  5,948  $1,973,192  $  5,421  $1,879,342  $  5,163   59.5%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
OLD SALEM APARTMENTS, CHARLOTTESVILLE,
VIRGINIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                    CAPITALIZATION RATES
          ---------------------------------------
               GOING-IN             TERMINAL
          ------------------   ------------------
           LOW         HIGH     LOW         HIGH
          -----       ------   -----       ------
RANGE     6.00%       10.00%   7.00%       10.00%
AVERAGE         8.14%                8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
OLD SALEM APARTMENTS, CHARLOTTESVILLE,
VIRGINIA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.      SALE DATE     OCCUP.    PRICE/UNIT    OAR
---------   --------------   ------    ----------   -----
   I-1       October, 2002     93%     $   50,000   9.68%
   I-2        July, 2000       99%     $   31,071   8.44%
   I-3      November, 2000     90%     $   31,944   9.13%
   I-4       March, 2002       94%     $   44,792   8.70%
   I-5          Jan-00          0%                   N/A
                                             High   9.68%
                                              Low   8.44%
                                          Average   8.99%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.50% indicates a value of $19,700,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
OLD SALEM APARTMENTS, CHARLOTTESVILLE,
VIRGINIA

approximately 38% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
OLD SALEM APARTMENTS, CHARLOTTESVILLE,
VIRGINIA

DISCOUNTED CASH FLOW ANALYSIS

                              OLD SALEM APARTMENTS

                YEAR                  APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
             FISCAL YEAR                  1             2             3             4             5             6
---------------------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                           $2,957,640    $3,046,369    $3,137,760    $3,231,893    $3,328,850    $3,428,715

 Vacancy                             $  162,670    $  167,550    $  172,577    $  177,754    $  183,087    $  188,579
 Credit Loss                         $   44,365    $   45,696    $   47,066    $   48,478    $   49,933    $   51,431
 Concessions                         $   29,576    $        0    $        0    $        0    $        0    $        0
                                     --------------------------------------------------------------------------------
  Subtotal                           $  236,611    $  213,246    $  219,643    $  226,233    $  233,019    $  240,010

 Laundry Income                      $   23,660    $   24,370    $   25,101    $   25,854    $   26,630    $   27,428
 Garage Revenue                      $        0    $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                 $  382,200    $  393,666    $  405,476    $  417,640    $  430,169    $  443,075
                                     --------------------------------------------------------------------------------
    Subtotal Other Income            $  405,860    $  418,036    $  430,577    $  443,494    $  456,799    $  470,503

                                     --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME               $3,126,889    $3,251,159    $3,348,694    $3,449,155    $3,552,629    $3,659,208

OPERATING EXPENSES:
 Taxes                               $  125,580    $  129,347    $  133,228    $  137,225    $  141,341    $  145,582
 Insurance                           $   72,800    $   74,984    $   77,234    $   79,551    $   81,937    $   84,395
 Utilities                           $  327,600    $  337,428    $  347,551    $  357,977    $  368,717    $  379,778
 Repair & Maintenance                $   41,860    $   43,116    $   44,409    $   45,742    $   47,114    $   48,527
 Cleaning                            $   91,000    $   93,730    $   96,542    $   99,438    $  102,421    $  105,494
 Landscaping                         $   81,900    $   84,357    $   86,888    $   89,494    $   92,179    $   94,945
 Security                            $        0    $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                 $   12,740    $   13,122    $   13,516    $   13,921    $   14,339    $   14,769
 General Administrative              $   38,220    $   39,367    $   40,548    $   41,764    $   43,017    $   44,307
 Management                          $  156,344    $  162,558    $  167,435    $  172,458    $  177,631    $  182,960
 Miscellaneous                       $  254,800    $  262,444    $  270,317    $  278,427    $  286,780    $  295,383

                                     --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES             $1,202,844    $1,240,453    $1,277,667    $1,315,997    $1,355,476    $1,396,141

 Reserves                            $   72,800    $   74,984    $   77,234    $   79,551    $   81,937    $   84,395

                                     --------------------------------------------------------------------------------
NET OPERATING INCOME                 $1,851,244    $1,935,722    $1,993,794    $2,053,608    $2,115,216    $2,178,672

 Operating Expense Ratio (% of EGI)        38.5%         38.2%         38.2%         38.2%         38.2%         38.2%
 Operating Expense Per Unit          $    3,305    $    3,408    $    3,510    $    3,615    $    3,724    $    3,836

                YEAR                  APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
             FISCAL YEAR                  7             8             9            10            11
-------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                           $3,531,577    $3,637,524    $3,746,650    $3,859,049    $3,974,821

 Vacancy                             $  194,237    $  200,064    $  206,066    $  212,248    $  218,615
 Credit Loss                         $   52,974    $   54,563    $   56,200    $   57,886    $   59,622
 Concessions                         $        0    $        0    $        0    $        0    $        0
                                     ------------------------------------------------------------------
  Subtotal                           $  247,210    $  254,627    $  262,265    $  270,133    $  278,237

 Laundry Income                      $   28,251    $   29,099    $   29,972    $   30,871    $   31,797
 Garage Revenue                      $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                 $  456,367    $  470,058    $  484,160    $  498,684    $  513,645
                                     ------------------------------------------------------------------
    Subtotal Other Income            $  484,618    $  499,157    $  514,131    $  529,555    $  545,442

                                     ------------------------------------------------------------------
EFFECTIVE GROSS INCOME               $3,768,985    $3,882,054    $3,998,516    $4,118,471    $4,242,025

OPERATING EXPENSES:
 Taxes                               $  149,949    $  154,448    $  159,081    $  163,853    $  168,769
 Insurance                           $   86,927    $   89,535    $   92,221    $   94,987    $   97,837
 Utilities                           $  391,172    $  402,907    $  414,994    $  427,444    $  440,267
 Repair & Maintenance                $   49,983    $   51,483    $   53,027    $   54,618    $   56,256
 Cleaning                            $  108,659    $  111,919    $  115,276    $  118,734    $  122,296
 Landscaping                         $   97,793    $  100,727    $  103,748    $  106,861    $  110,067
 Security                            $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                 $   15,212    $   15,669    $   16,139    $   16,623    $   17,121
 General Administrative              $   45,637    $   47,006    $   48,416    $   49,868    $   51,364
 Management                          $  188,449    $  194,103    $  199,926    $  205,924    $  212,101
 Miscellaneous                       $  304,245    $  313,372    $  322,773    $  332,456    $  342,430

                                     ------------------------------------------------------------------
TOTAL OPERATING EXPENSES             $1,438,025    $1,481,166    $1,525,601    $1,571,369    $1,618,510

 Reserves                            $   86,927    $   89,535    $   92,221    $   94,987    $   97,837

                                     ------------------------------------------------------------------
NET OPERATING INCOME                 $2,244,033    $2,311,354    $2,380,694    $2,452,115    $2,525,678

 Operating Expense Ratio (% of EGI)        38.2%         38.2%         38.2%         38.2%         38.2%
 Operating Expense Per Unit          $    3,951    $    4,069    $    4,191    $    4,317    $    4,446

Estimated Stabilized NOI  $1,879,342   Sales Expense Rate    2.00%
Months to Stabilized               1   Discount Rate        12.50%
Stabilized Occupancy            94.5%  Terminal Cap Rate    10.25%

Gross Residual Sale Price   $24,640,765    Deferred Maintenance       $         0
  Less: Sales Expense       $   492,815    Add: Excess Land           $         0
                            -----------
Net Residual Sale Price     $24,147,950    Other Adjustments          $         0
                                                                      -----------
PV of Reversion             $ 7,436,268    Value Indicated By "DCF"   $19,698,109
Add: NPV of NOI             $12,261,841        Rounded                $19,700,000
                            ===========
PV Total                    $19,698,109

                          "DCF" VALUE SENSITIVITY TABLE

                                                 DISCOUNT RATE
                     ------------------------------------------------------------------------
    TOTAL VALUE         12.00%         12.25%         12.50%         12.75%         13.00%
------------------   ------------   ------------   ------------   ------------   ------------
TERMINAL  9.75%      $ 20,720,708   $ 20,396,630   $ 20,079,456   $ 19,769,018   $ 19,465,148
CAP RATE 10.00%      $ 20,516,366   $ 20,196,792   $ 19,884,016   $ 19,577,868   $ 19,278,186
         10.25%      $ 20,321,991   $ 20,006,704   $ 19,698,109   $ 19,396,043   $ 19,100,343
         10.50%      $ 20,136,872   $ 19,825,667   $ 19,521,055   $ 19,222,876   $ 18,930,969
         10.75%      $ 19,960,363   $ 19,653,050   $ 19,352,236   $ 19,057,763   $ 18,769,473

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
OLD SALEM APARTMENTS, CHARLOTTESVILLE,
VIRGINIA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $26,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
OLD SALEM APARTMENTS, CHARLOTTESVILLE,
VIRGINIA

                              OLD SALEM APARTMENTS

                                                      TOTAL         PER SQ. FT.     PER UNIT      %OF EGI
                                                  -------------     -----------   ------------    --------
REVENUE

  Base Rent                                        $  2,957,640     $      7.89   $      8,125

  Less: Vacancy & Collection Loss          7.00%   $    207,035     $      0.55   $        569

  Plus: Other Income
    Laundry Income                                 $     23,660     $      0.06   $         65      0.75%
    Garage Revenue                                 $          0     $      0.00   $          0      0.00%
    Other Misc. Revenue                            $    382,200     $      1.02   $      1,050     12.11%
                                                   -----------------------------------------------------
      Subtotal Other Income                        $    405,860     $      1.08   $      1,115     12.86%

EFFECTIVE GROSS INCOME                             $  3,156,465     $      8.42   $      8,672

OPERATING EXPENSES:
   Taxes                                           $    125,580     $      0.33   $        345      3.98%
   Insurance                                       $     72,800     $      0.19   $        200      2.31%
   Utilities                                       $    327,600     $      0.87   $        900     10.38%
   Repair & Maintenance                            $     41,860     $      0.11   $        115      1.33%
   Cleaning                                        $     91,000     $      0.24   $        250      2.88%
   Landscaping                                     $     81,900     $      0.22   $        225      2.59%
   Security                                        $          0     $      0.00   $          0      0.00%
   Marketing & Leasing                             $     12,740     $      0.03   $         35      0.40%
   General Administrative                          $     38,220     $      0.10   $        105      1.21%
   Management                              5.00%   $    157,823     $      0.42   $        434      5.00%
   Miscellaneous                                   $    254,800     $      0.68   $        700      8.07%

TOTAL OPERATING EXPENSES                           $  1,204,323     $      3.21   $      3,309     38.15%

  Reserves                                         $     72,800     $      0.19   $        200      2.31%
                                                   -----------------------------------------------------
NET OPERATING INCOME                               $  1,879,342     $      5.01   $      5,163     59.54%

  "GOING IN" CAPITALIZATION RATE                           9.75%

  VALUE INDICATION                                 $ 19,275,302     $     51.40   $     52,954

  PV OF CONCESSIONS                               ($     26,000)

  "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)           $ 19,249,302

            ROUNDED                                $ 19,200,000     $     51.20   $     52,747

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
OLD SALEM APARTMENTS, CHARLOTTESVILLE,
VIRGINIA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE      VALUE        ROUNDED        $/UNIT        $/SF
--------   -----------   -----------   -----------   ----------
   9.00%   $20,855,577   $20,900,000   $    57,418   $   55.73
   9.25%   $20,291,210   $20,300,000   $    55,769   $   54.13
   9.50%   $19,756,547   $19,800,000   $    54,396   $   52.80
   9.75%   $19,249,302   $19,200,000   $    52,747   $   51.20
  10.00%   $18,767,419   $18,800,000   $    51,648   $   50.13
  10.25%   $18,309,043   $18,300,000   $    50,275   $   48.80
  10.50%   $17,872,495   $17,900,000   $    49,176   $   47.73

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $19,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis          $19,700,000
Direct Capitalization Method           $19,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $19,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
OLD SALEM APARTMENTS, CHARLOTTESVILLE,
VIRGINIA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                          Not Utilized
Sales Comparison Approach              $19,000,000
Income Approach                        $19,500,000
Reconciled Value                       $19,500,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 8, 2003 the market value of the fee simple estate in the property is:

                                   $19,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                     [PICTURE]

    EXTERIOR - APARTMENT BUILDING                 EXTERIOR - BUSINESS OFFICE

            [PICTURE]                                     [PICTURE]

         EXTERIOR - POOL                    EXTERIOR - LANDSCAPING AND APARTMENT

            [PICTURE]                                     [PICTURE]

EXTERIOR - PARKING AREA & LANDSCAPING             EXTERIOR - INTERIOR ROAD

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                               SUBJECT PHOTOGRAPHS

            [PICTURE]                                     [PICTURE]

         INTERIOR - BEDROOM                            INTERIOR - PATIO

            [PICTURE]                                     [PICTURE]

         INTERIOR - KITCHEN                      INTERIOR - APARTMENT UNIT

            [PICTURE]                                     [PICTURE]

         INTERIOR - BATHROOM                     INTERIOR - FITNESS CENTER

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

 COMPARABLE I-1              COMPARABLE I-2                  COMPARABLE I-3
SUMMIT @ ROANOKE        CINNAMON RIDGE APARTMENTS       CRAIG MANOR APARTMENTS
4500 Franklin Way          5143 Overland Drive             128 Rutledge Drive
   Roanoke, VA                 Roanoke, VA                    Salem, VA

    [PICTURE]                   [PICTURE]                     [PICTURE]

   COMPARABLE I-4
 BUCK RUN APARTMENTS
4689 Buck Run Square
    Roanoke, VA

      N/A                          N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                          COMPARABLE
         DESCRIPTION                            SUBJECT                                      R - 1
--------------------------------   ---------------------------------          ----------------------------------
  Property Name                    Old Salem Apartments                       Hessian Hills
  Management Company               Aimco                                      Equity Mgmt.

LOCATION:

  Address                          2639 Barracks Road                         Hessian Hills Rowad
  City, State                      Charlottesville, Virginia                  Charlottesville, VA
  County                           Albemarle                                  Albemarle
  Proximity to Subject                                                        1/2 mile east of the subject

PHYSICAL CHARATERISTICS:

  Net Rentable Area (SF)           375,016                                    174,078
  Year Built                       1969                                       1966
  Effective Age                    25                                         26
  Building Structure Type          Brick walls; asphalt shingle roof          Brick veneer; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)   Open                                       Open
  Number of Units                  364                                        184
  Unit Mix:                          Type     Unit   Qty.  Mo. Rent              Type        Unit   Qty.    Mo.
                                    1  1A10     605   20    $   606           6   2Bd/1Ba     932   170 $   715
                                    2  1B10     786   20    $   656           11  3Bd/2Ba   1,117    14 $   715
                                    3  1C10     963    8    $   674
                                    4  2A10     836   50    $   658
                                    5  2A15   1,064   76    $   684
                                    6  2B10     903   15    $   673
                                    7  2B15   1,117   48    $   693
                                    8  2C10   1,002    8    $   747
                                    9  2C15   1,173   59    $   740
                                   10  2D10   1,114    6    $   739
                                   11  3A20   1,291   24    $   747
                                   12  3A25   1,324   24    $   870
                                   13  EA10     500    6    $   536
  Average Unit Size (SF)           1,030                                      946
  Unit Breakdown:                  Efficiency   2%   2-Bedroom   72%          Efficiency   0%   2-Bedroom  92%
                                   1-Bedroom   13%   3-Bedroom   13%          1-Bedroom    0%   3-Bedroom   8%
CONDITION:                         Good                                       Good
APPEAL:                            Average                                    Average
AMENITIES:

  Unit Amenities                      Attach. Garage       Vaulted Ceiling       Attach. Garage       Vaulted Ceiling
                                   X  Balcony                                 X  Balcony
                                      Fireplace            Fireplace             Fireplace            Fireplace
                                   X  Cable TV Ready                          X  Cable TV Ready
  Project Amenities                X  Swimming Pool                           X  Swimming Pool
                                      Spa/Jacuzzi          Car Wash              Spa/Jacuzzi          Car Wash
                                      Basketball Court     BBQ Equipment         Basketball Court     BBQ Equipment
                                      Volleyball Court     Theater Room          Volleyball Court     Theater Room
                                   X  Sand Volley Ball     Meeting Hall          Sand Volley Ball     Meeting Hall
                                   X  Tennis Court         Secured Parking       Tennis Court         Secured Parking
                                      Racquet Ball      X  Laundry Room          Racquet Ball      X  Laundry Room
                                      Jogging Track     X  Business Office       Jogging Track     X  Business Office
                                   X  Gym Room                                   Gym Room

OCCUPANCY:                         94%                                        90%
LEASING DATA:
  Available Leasing Terms          3 to 12 months                             12 months
  Concessions                      1 bdroom - reduced rent on 12 month lease  2 months free rent
  Pet Deposit                      $150 and $20/month                         $250 plus $15 per month
  Utilities Paid by Tenant:        X  Electric              Natural Gas       X  Electric             Natural Gas
                                   X  Water              X  Trash             X  Water             X  Trash
  Confirmation                     May 12, 2003; Jamie Hays                   May 8 2003; Property Manager
  Telephone Number                 (540)989-6666                              (434)296-8303
NOTES:

COMPARISON TO SUBJECT:                                                        Slightly Superior

                                                 COMPARABLE                              COMPARABLE
         DESCRIPTION                                R - 2                                   R - 3
--------------------------------  -------------------------------------------  -------------------------------
  Property Name                   Westgate Apartments                          Trophy Chase Apartments
  Management Company              Great Eastern Mgmt.                          Cornerstone

LOCATION:

  Address                         2615 Hydraulic Road                          2407 Peyton Drive
  City, State                     Charlottesville, VA                          Charlottesville, VA
  County                          Albemarle                                    Albemarle
  Proximity to Subject            1.5-miles east of the subject                2 miles east of the subject

PHYSICAL CHARATERISTICS:

  Net Rentable Area (SF)          228,538                                      316,748
  Year Built                      1974                                         1969
  Effective Age                   20                                           20
  Building Structure Type         Brick and wood siding; asphalt shingle roof  Wood siding, shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                         Open
  Number of Units                 284                                          425
  Unit Mix:                            Type       Unit  Qty.         Mo.           Type      Unit  Qty.   Mo.
                                  1   1Bd/1Ba      603   62       $   759       1  1Bd/1Ba    659  124   $ 697
                                  2   1Bd/1Ba      790   64       $   789       4  2Bd/1Ba    860  120   $ 739
                                  6   2Bd/1Ba      865  134       $   809       6  2Bd/1Ba    922  123   $ 771
                                  7   2Bd/1.5Ba    964   16       $   869      11  3Bd/2Ba  1,197   58   $8416
                                  11  3Bd/2Ba    1,115    8       $   899

  Average Unit Size (SF)          805                                          865
  Unit Breakdown:                 Efficiency     0%    2-Bedroom    53%        Efficiency   0%  2-Bedroom  57%
                                  1-Bedroom     44%    3-Bedroom     3%        1-Bedroom   29%  3-Bedroom  14%
CONDITION:                        Good                                         Good
APPEAL:                           Average                                      Good
AMENITIES:

  Unit Amenities                     Attach. Garage       Vaulted Ceiling         Attach. Garage       Vaulted Ceiling
                                  X  Balcony           X                       X  Balcony           X
                                     Fireplace                                    Fire place
                                  X  Cable TV Ready                            X  Cable TV Ready
  Project Amenities               X  Swimming Pool                             X  Swimming Pool
                                  X  Spa/Jacuzzi          Car Wash                Spa/Jacuzzi          Car Wash
                                     Basketball Court     BBQ Equipment           Basketball Court     BBQ Equipment
                                     Volleyball Court     Theater Room            Volleyball Court     Theater Room
                                     Sand Volley Ball     Meeting Hall            Sand Volley Ball     Meeting Hall
                                     Tennis Court         Secured Parking         Tennis Court         Secured Parking
                                     Racquet Ball      X  Laundry Room            Racquet Ball      X  Laundry Room
                                     Jogging Track     X  Business Office         Jogging Track     X  Business Office
                                     Gym Room                                  X  Gym Room
OCCUPANCY:                        92%                                          93%
LEASING DATA:

  Available Leasing Terms         12 months                                    3 to 12 months
  Concessions                     None                                         Reduced rents on vacants
  Pet Deposit                     $250                                         $200
  Utilities Paid by Tenant:          Electric             Natural Gas          X  Electric          X  Natural Gas
                                     Water                Trash                X  Water             X  Trash
  Confirmation                    May 8 2003; Property Manager                 May 8 2003; Property Contact
  Telephone Number                (434)296-4109                                (434)973-6432
NOTES:

COMPARISON TO SUBJECT:            Slightly Inferior                            Similar

                                              COMPARABLE
         DESCRIPTION                            R - 4
--------------------------------   --------------------------------
  Property Name                    Squire Hill
  Management Company               WMCI

LOCATION:

  Address                          1000 Old Brook Road
  City, State                      Charlottesville, VA
  County                           Charlottesville
  Proximity to Subject             Within 6-miles of the subject

PHYSICAL CHARATERISTICS:

  Net Rentable Area (SF)           290,956
  Year Built                       1980
  Effective Age                    15
  Building Structure Type          Brick walls, shingle roof
  Parking Type (Gr., Cov., etc.)   Open
  Number of Units                  284
  Unit Mix:                             Type     Unit  Qty.   Mo.
                                    2  1Bd/1Ba  1,100  126   $625
                                    4  2Bd/1Ba    926   65   $695
                                    6  2Bd/1Ba    934   69   $730
                                   11  3Bd/2Ba  1,155   16   $769
                                   12  3Bd/2Ba  1,155    8   $785

  Average Unit Size (SF)           1,024
  Unit Breakdown:                  Efficiency   0%  2-Bedroom  47%
                                   1-Bedroom   44%  3-Bedroom   8%
CONDITION:                         Average
APPEAL:                            Average
AMENITIES:

  Unit Amenities                      Attach. Garage       Vaulted Ceiling
                                   X  Balcony           X
                                      Fire place
  Project Amenities                X  Cable TV Ready
                                   X  Swimming Pool
                                      Spa/Jacuzzi          Car Wash
                                      Basketball Court     BBQ Equipment
                                      Volleyball Court     Theater Room
                                      Sand Volley Ball  X  Meeting Hall
                                   X  Tennis Court         Secured Parking
                                      Racquet Ball      X  Laundry Room
                                      Jogging Track     X  Business Office
                                      Gym Room
OCCUPANCY:                         96%
LEASING DATA:

  Available Leasing Terms          12 months
  Concessions                      Reduced rent/$200 off 1st month
  Pet Deposit                      $200-$250
  Utilities Paid by Tenant:        X  Electric             Natural Gas
                                   X  Water             X  Trash
  Confirmation                     May 8 2003; Property Contact
  Telephone Number                 (434) 973-3620
NOTES:

COMPARISON TO SUBJECT:             Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

  COMPARABLE R-1          COMPARABLE R-2          COMPARABLE R-3
  HESSIAN HILLS        WESTGATE APARTMENTS     TROPHY CHASE APARTMENTS
 Hessian Hills Road    2615 Hydraulic Road     2407 Peyton Drive
Charlottesville, VA    Charlottesville, VA     Charlottesville, VA

     [PICTURE]              [PICTURE]                [PICTURE]

COMPARABLE R-4
   SQUIRE HILL
1000 Old Brook Road
Charlottesville, VA

     [PICTURE]                 N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Brian Johnson, MAI and Jonathan Hackerman provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                          -s- Frank Fehribach
                                          ------------------------
                                             Frank Fehribach, MAI
                                     Managing Principal, Real Estate Group
                               Temporary Certified General Real Estate Appraiser
                                                  #4001 007252

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                                      FRANK A. FEHRIBACH, MAI
                               MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation        Mr. Fehribach has experience in valuations for resort hotels;
                   Class A office buildings; Class A multifamily complexes;
                   industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                   Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business         Mr. Fehribach joined AAA as an engagement director in 1998.
                   He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION          University of Texas - Arlington
                     Master of Science - Real Estate
                   University of Dallas
                     Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE              State of Arizona
CERTIFICATIONS       Certified General Real Estate Appraiser, #30828
                   State of Arkansas
                     State Certified General Appraiser, #CG1387N
                   State of Colorado
                     Certified General Appraiser, #CG40000445
                   State of Georgia
                     Certified General Real Property Appraiser, #218487
                   State of Michigan
                     Certified General Appraiser, #1201008081
                   State of Texas
                     Real Estate Salesman License, #407158 (Inactive)
                   State of Texas
                     State Certified General Real Estate Appraiser,
                      #TX-1323954-G

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

PROFESSIONAL       Appraisal Institute, MAI Designated Member
AFFILIATIONS       Candidate Member of the CCIM Institute pursuing Certified
                   Commercial Investment Member (CCIM) designation

PUBLICATIONS       "An Analysis of the Determinants of Industrial Property
                                 -authored with Dr. Ronald C. Rutherford and Dr.
                   Mark Eakin, The Journal of Real Estate Research, Vol. 8,
                   No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
OLD SALEM APARTMENTS, CHARLOTTESVILLE, VIRGINIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.